Exhibit 99.1

Bion Completes Major Capital Structure Overhaul and Cleanup

September 18, 2025. Billings, Montana. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in producing advanced organic nitrogen fertilizers from organic industrial and manure waste, announced it has simplified and reduced its capital structure by eliminating several legacy convertible obligations, deferred compensation, warrants, and options, and issuing substantially fewer shares to their holders.

The holders will surrender, in aggregate, obligations and security instruments that could have increased the Company’s outstanding shares by up to 22,948,405 shares, if all were converted or exercised. Eliminating these obligations will dramatically simplify Bion’s capital structure, as well as its accounting and SEC reporting. The holders will receive, in aggregate, 8,101,746 shares of common stock. The transactions will produce a net reduction in fully diluted shares of approximately 14,369,659 shares.

The settlements were with two affiliates of the Company—Danielle Lominy and Christopher Parlow, family members of the late Dominic Bassani, Bion’s former CEO—and three non-affiliates of the Company—Dominic Bassani’s spouse, Mark A. Smith, previously a Director and President, and Edward Schafer, previously a Director.

The transactions were effective September 15, 2025, pending formal documentation and execution. The shares will be issued on January 15, 2026, or earlier upon the election of the individual holders. When the formal agreements are executed and ratified by the Board, they will be attached as an exhibit to a SEC Form 8-K that will be filed by Bion. It should be noted, the current Bassani family and Smith settlements are in addition to a previous Giveback Agreement in April 2024, when they surrendered instruments representing 6,187,500 shares and 2,500,000 shares, respectively.

In addition to the settlements, 1,321,000 warrants that were set to expire on September 15, 2025, were not extended. They were exercised under their cashless exercise provisions, resulting in the issuance of 209,816 shares. This further reduces the Company’s fully-diluted shares by 1,111,184 shares.

Craig Scott, Bion’s CEO, said, “When new leadership came in, our goal from day one was to simplify Bion, both in its goals and structure, and to maximize transparency. Our entry into commercialization has been very encouraging and we have begun a new phase: it is time to identify and choose our strategic partners and projects. It is mission-critical to clean up our capital structure and remove any barriers to establishing those relationships.

We appreciate that these holders acknowledged the Company’s legacy capital structure problems and helped us solve them. Since April 2024, we’ve now pulled back more than 24 million shares from our fully-diluted share count, and we’ve eliminated the complicated and toxic overhang that made it so difficult to understand our potential value and how it could be affected by them.”

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Bion Environmental Technologies’ patented Ammonia Recovery System (ARS) produces advanced organic and low-carbon nitrogen fertilizers from the problematic ammonia released when biogas is generated from animal manure and other organic waste streams, like food or food/bev processing. Recovering this valuable resource, instead of allowing it to escape to the environment, prevents air and water pollution, produces clean water for reuse or discharge, and improves the economics of livestock and biogas operations. Bion’s platform aligns with global trends toward circular economy models and low-carbon and low-impact fuels and agriculture. Website: https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words and phrases ‘will’, ‘if’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. Potential investors are urged to carefully review Bion’s SEC filings, including its Forms 10-K and 10-Q and the Risk Factors therein.

Contact Information:

Craig Scott, CEO

cscott@bionenviro.com

(406) 281-8178 (direct)